Exhibit 99.2

VIAVID
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ReposiTrak

Fiscal Second Quarter Earnings Call

February 12, 2025

C O R P O R A T E P A R T I C I P A N T S

Rob Fink, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Thomas Forte, Maxim Group

P R E S E N T A T I O N

Operator

Greetings, and welcome to the ReposiTrak Fiscal Second Quarter Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If you would like to ask a question at that time, please press star, one on your telephone keypad. As a reminder this conference call is being recorded.

It is now my pleasure to introduce your host, Rob Fink with FNK IR. Mr. Fink, you may begin.

Rob Fink

Thank you Operator, and good afternoon everyone. Thank you for joining us today for the ReposiTrak Fiscal Second Quarter Earnings Call.

Hosting the call today are Randy Fields, ReposiTrak’s Chairman and CEO, and John Merrill, ReposiTrak’s CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about ReposiTrak, within the meaning of the Private Security Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical fact. Such forward-looking statements are based upon current beliefs and expectations. ReposiTrak’s remarks are subject to risks and uncertainties. Actual results may differ materially. Such risks and uncertainties are discussed in the Company’s filings with the Security and Exchange Commission. The information set forth herein should be considered in light of such risks. ReposiTrak does not assume any obligation to update information contained in this conference call.

Shortly after the market closed today, the Company issued a press release overviewing the financial results that will be discussed on today’s call. Investors can visit the investor relation section of the Company’s website at repositrak.com to access this press release.

With all that said, I’d now like to turn the call over to John. John, the call is yours.

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John Merrill

Thanks Rob, and good afternoon everyone.

The second fiscal quarter represented another successful period of execution against our strategy. The growth in all lines of business, including traceability, continues to deliver increases in top line revenue, profitability, and earnings per share, and it’s just beginning.

Again, our financial strategy is quite simple: take great care of the customer, execute perfectly, grow recurring revenue, increase profitability, use cash to buy back common stock, redeem the preferred, and do it with no bank debt. At the same time, return capital to shareholders through an increasing cash dividend. Meanwhile we continue to build cash on the balance sheet, now $28 million. Yes, it’s really that simple, and traceability results are just getting started.

Traceability continues to accelerate, understandably, as the January 2026 deadline looms. But more importantly we are experiencing growth in all lines of business: traceability, compliance, and supply chain. This is evident in our total revenue growth and increases in the deferred revenue line item on our balance sheet.

I don’t want to get into the weeds, but obviously deferred revenue is an indicator for future revenues recognized in the next 12 months, particularly in a SaaS company. Since June 2024, our deferred revenue has grown 70%, from $2.4 million to $4.2 million. If that doesn’t raise your investor eyebrow, it should. These are signed customers, fully implemented, and who have paid in full. These customers will add $1.7 million of incremental subscription revenue over the next 12 months.

Let me add some color. If you divide $1.7 million by four quarters, the incremental revenue adds about $425,000 to each subsequent quarter going forward. That means our quarterly revenue run rate increases from $5.5 million to roughly $6 million per quarter, assuming no additional sales opportunities, which is highly unlikely. I’m not providing a forecast, it’s just math.

The conversion of this deferred revenue to recognized revenue over the next few quarters not only will provide double digit quarterly growth but fiscal 2025 as a whole. Again, not a forecast, it’s just math.

While the revenue growth is coming along as anticipated, Randy and I are simultaneously focused on the contribution margin to profitability, EPS, and cash flow. While a current 64% revenue contribution margin above fixed costs is a good start, our goal is to get closer to 80%, meaning, for every dollar above the $12 million in cash cost to run this place, as I have said time and time again, our goal is to deliver $0.80-plus profit on every dollar of incremental revenue. That is our goal.

Many of you have asked if the current administration is good or bad for us, meaning, what if they delay the traceability law? As we have said before, a latter delay would be good for us. Instead of rushing to onboard thousands upon thousands of last-minute holdouts, it will allow us to administer an orderly onboarding, not at a hurried pace. The complexity is enormous, and time helps us ensure success. The government did the same thing with Sarbanes-Oxley some years ago; we hope they adopt the same latter compliance for small, medium and large companies for traceability.

Like our financial strategy, our operational philosophy remains very simple: provide customers with superior solutions, deliver our service at a reasonable price, and execute perfectly. We solve complex business problems and our customers expect us to fix the issue and not complicate their business in the interim. This drives higher levels of customer success and satisfaction. As we have adopted internally, when our customers are successful, they buy more from us.

Let’s get to the quarterly numbers.

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For the second quarter of fiscal 2025, total revenue was up 7%, $5.5 million versus $5.1 million. Recurring revenue increased 5% to $5.4 million. Given the amount of one-time setup fees earned during the quarter, the percentage of recurring to total revenue declined from 99% of total revenue to 98%.

Cost of revenue increased 3%, given increased investment in developer resources to further expand our Wizard, a self-implementing automation platform to allow suppliers to onboard with little if any human interaction.

Operating expenses increased 7%, from $3.9 million to $4.1 million, reflecting our ongoing investment in RTN, higher commissions due to higher revenue, and increases in insurance and other benefit costs for employees.

Sales and marketing expenses increased 15%, as we continue to invest in marketing awareness of our solution suite of traceability, supply chain, and compliance, and increased commissions and payroll taxes.

G&A increased 2%. This increase reflects higher benefit costs and other insurance increases that occurred during the quarter.

Depreciation and amortization increased 2%, reflecting purchases of technology equipment for our newest data center that is located at Switch in Reno, Nevada, a Tier Five data center.

For the quarter ended December 31, 2024, GAAP net income increased from $1.5 million to $1.6 million, up 7%. GAAP net income to shareholders increased from $1.3 million to $1.5 million, up 12%.

Earnings per share basic and diluted was $0.08 per common share and $0.08 per diluted share. This compares to the same quarter last year of $0.07 earnings per share, both basic and diluted, an increase of 14%.

Let’s turn to the fiscal year to date numbers.

For the six months ended December 31, 2024, total revenue increased 7.3%, from $10 million to $11 million. Recurring revenue increased 6% to just under $11 million.

Total operating expenses, year to date, were up 5% due to investment in RTN, increased employee benefit costs, and investment in development of onboarding tools. SG&A costs were up $225,000 or 4%, due to investments in RTN, higher commissions, and higher employee benefit costs. Net income increased 14%, from $2.8 million to $3.2 million. Net income to common shareholders increased from $2.5 million to over $3 million, an increase of 19%.

Earnings per share for the fiscal year to date increased 21%. Basic earnings per share was $0.17 per share and $0.16 diluted. This compares to $0.14 basic and $0.13 diluted in the prior year.

Turning now to cash flow and cash balances.

Cash on the balance sheet at December 31, 2024, was $28 million, a 12% increase from June 30, 2024.

Cash from operations year to date was $5.3 million, an increase of 117% from the same period in 2023.

The $28 million cash on the balance sheet at December 31, 2024, is after we redeemed $1.5 million in preferred, paid out $700,000 in common stock dividends, and bought back $500,000 in common shares during the six months ended December 31, 2024. And we have no bank debt.

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Since inception, we have redeemed 362,000 preferred shares for a total of $3.9 million. The remaining amount available for preferred redemption is $5.1 million. At our current pace of redemption, we are confident redeeming all of the preferred outstanding on or before September 2027.

That’s all I have today, thanks everyone for your time. At this point I'll turn the call over to Randy. Randy?

Randy Fields

Thanks, John.

The grocery industry is continuing to adopt end-to-end traceability. As we've been saying for some time, the forces driving adoption of traceability are no longer just the FDA mandates, but also market forces. In other words, competition is taking over. Retailers are embracing traceability as a solution to address risk, improve recalls, and as a marketing tool to retain customers. While some retailers are going to continue to focus on the FDA regulatory issues, many retailers recognize that traceability is ultimately inevitable. As evidenced by Kroger, Albertsons, Walmart and Target over time, we’re also convinced retailers in the long run are not going to trace just a limited list, but they're going to trace it all.

These two different forces are working their way through the system. Certainly it's true that many retailers are hesitant to commit to traceability until they know what the current administration’s going to do. But the sense of inevitability of traceability is sinking into our industry bit by bit. Keep in mind that slower is best for us. Slower is smoother, easier, and more profitable for us. We would be surprised if there isn't some delay in terms of the FDA enforcement. We've spent the last two years advocating for some delay, and we fully expect it. That delay does not, however, mean that traceability is going to go by the wayside. It’s simply a recognition to the fact that the industry is still not as prepared as it needs to be at this point in time.

This timing is lined up exactly as we expected, and we've positioned ourselves as the go-to solution to meet both the FDA demand and the market forces for tracing everything. We are already by far the largest operating traceability network in the world. It's pretty amazing if you actually think about it. Our scale is drawing the attention of the industry and of additional players that want to partner with us, but there'll be more about that later.

For ReposiTrak, it's driving a growing base of recurring and deferred revenue. Given what we have in hand, we’re anticipating accelerating to double-digit revenue growth in the second half of our current fiscal year, bringing the whole year up to our desired 10% to 20% growth of top line range. It's significant to note, though, that it's not just traceability driving our growth. Our core business and traceability are both growing. Think of what we do as having multiple doors of entry, and traceability as simply one of those doors.

We continue to improve our automation and onboarding process. The percentage of customers who are now onboarding through the automated Wizard is continuing to increase. But we have a lot more work to do. This automation initiative is key for us, as critical to our ability to efficiently grow. More importantly, our customers will need this level of efficiency for themselves. Specifically, we have around, oh, 5,500 facilities that are being actively enrolled by our retail and wholesale customers. It’ll take 18 to 24 months to onboard these suppliers. Those 5,500 facilities that we have in hand today, that are being required to enroll by their hubs, represents nearly $10 million in incremental annualized revenue over the next 24 months or so.

Simultaneously, the addressable market continues to grow, and we continue to strengthen our competitive position. Let me give you an example. Last quarter, I spoke about the opportunity to help suppliers connect with non-customer retailers. Kroger, Albertsons, Target and Walmart, for example, have mandated that suppliers trace all food products, and they're implementing this mandate well ahead of the FDA's deadline. These large retailers handle traceability internally, as you'd expect, but they work with thousands of suppliers, many of whom are currently in or planning to join the ReposiTrak traceability network. This creates an opportunity because of our technical capabilities to help them connect to retailers and wholesalers that may not themselves be using us as their exclusive traceability portal.

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Once again, we’re data-agnostic. We are positioned as the universal translator for the industry, connecting key data elements to nearly any traceability platform, automatically and seamlessly. This gives us a powerful advantage and opens up a very large additional market for us.

We’re positioning ourselves to take advantage of the fact that we are, by far, the largest database in the world for traceability data. This doesn't just give us a competitive advantage; it actually makes us attractive for others to partner with us. For example, we recently partnered with Upshop, one of the leading providers of store-level receiving solutions and in-store solutions. Every grocery store has some process to scan deliveries as they arrive, inputting the data into the store systems. Upshop is one of the leaders in this space, along with a handful of others. Retailers are requesting assistance from Upshop and others to gather traceability-oriented data as part of their own process. This is something beyond the normal scope for these companies, and therefore partnering with ReposiTrak was an obvious solution. We expect additional partnerships as we expand, as well as additional retailers and wholesalers signing up with us as a result of these partnerships. Because we are the largest database of supplier and other traceability information, it's making us attractive to others who want to be part of our growing network. This is a classic network effect, where the size of the network itself attracts even more players who want to participate.

As more retailers recognize that traceability is an inevitable part of being in the grocery business, the FDA's role in driving timing will continue to diminish. So the likely pushback of the enforcement deadline by the FDA would actually be welcome news for us.

As for ReposiTrak, our focus has always been and always will be on meeting the needs of our customers. For our retail customers, this means putting a solution in place that enables them to meet their internal and external requirements without creating a burden or impacting their P&L. For distributors, this means deploying a solution that, as much as possible, works within their existing processes. For suppliers, this means creating a solution that's workable for smaller entities that may not even have an IT department, rolling it out with as few headaches as possible and pricing it affordably. So far, the ReposiTrak traceability Network, or RTN, is checking all of these boxes.

As we've always said, when our customers do better, we do better.

But, as excited as we are about traceability, our core business is continuing to do well also. Our growth in the second fiscal quarter was due to growth in all parts of our business. We anticipate our accelerated growth in the second half of the year will also be a combination of growth in our core business as well as traceability. By design, we anticipate that our profitability will continue to outpace our revenue growth.

Our business inherently drives cross-selling. Let me give you an example. One of our larger customers started with us doing compliance for a limited number of their suppliers. The success we had in compliance positioned us to be the ideal solution for their traceability problem. So, they're doing traceability with us. Now this customer has come back with a significant expansion of their compliance scope. They're effectively doubling their compliance business with us, and this will inevitably lead to an expansion again of the traceability business. The two business lines are inherently connected in the eyes of the customer, and the result of that is that, each time we do an expansion, it leads to additional expansions down the line. Importantly, we should all remember that we’re not simply a traceability company.

Our business model is simple. It enables consistent growing profitability, simultaneously delivering the results that our customers expect. This allows us to continue to return more and more capital to shareholders. As we continue with our capital allocation strategy, we've redeemed preferred, we've redeemed common, we paid off all our bank debt, we've increased the common dividend every year, and we still have $28 million cash in the bank, up from just a few million not too many years ago. In fact, it's important to keep in mind that our five-year CAGR is 30% compounded for net income, and earnings per share 43% compounded. Pretty impressive, we know that.

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We have lots more work to do, but I'm certainly proud of what the team has accomplished so far. I'm sure you can hear how confident we are about our future, so with that I'd like to open it up now for questions. Operator?

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two to remove yourself from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys. One moment please while we poll for questions.

Our first question comes from the line of Thomas Forte with Maxim Group; please proceed with your question.

Thomas Forte

Great, thanks. So first off, Randy and John, congrats on the quarter. I have several questions; I'll go one at a time, but I have more questions than normal, so maybe you want to answer a little more succinctly.

The first one is, Randy, I think you've given data points the last couple of calls that quantify your ability to onboard customers faster. Can you provide an update on that?

Randy Fields

That was really the comment that I made about the Wizard, which is what we call it. I think objectively we've made huge progress in that, meaning that a higher and higher percentage of our onboards are actually going through the Wizard end to end. What we do is just keep looking at where people get stuck and fixing it, seeing if we can determine what the problem really is and then making adjustments as needed. But it's right where we hoped it would be, and honestly I'm guessing that a year from now it’ll be so much a part of the business that 60% to 70% of the users come through, get connected, and need no assistance whatsoever.

A lot of the assistance, it's important to remember, is a result of the fact that traceability is a new idea. In other words, it isn't that our Wizard is new, it’s that everything about traceability is new. So we’re doing still a fair amount of education work as people attempt to go through the process of getting connected to our network. So we’re maybe even—we’re right on track, maybe even a little ahead of where I expected a year ago. I'm guessing a year from now there'll be no need for questions about it because it’ll be such a dominant part of how people get into the network.

Thomas Forte

Okay. Thank you for that.

John, can you help us: how should we think about your fixed cost versus your variable costs?

John Merrill

I think that you could look at the fixed costs, where—and these aren't accounting, so we’re not talking about bad debt and all of that; it's cash costs, that's about $12 million. So, if you were to look at the incremental dollar, you're only talking about a de minimis amount of costs that go along with that, primarily being commissions and the related taxes associated with that. So, that's pretty much it. It's not any more complicated than that.

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So, I've always said it takes $12 million in cash to run this place, absent stock comp, bad debt, whatnot. But on the incremental side, it's not like, if we add another 500 suppliers or another $2 million worth of revenue, that there's more sales costs or—I mean, there's sales costs, but there's no development costs, IT or admin, we’re not adding anything. In fact, if you look at how many people we have today, 67, we've roughly had the same amount of people for the last three years.

Does that answer your question?

Thomas Forte

Yes, and then, I feel like, this quarter and last quarter, you've talked about the success in all three business lines. Can you give a quick refresher on the relative contribution margin of the three business lines?

John Merrill

Pretty much the same. I mean, it's plus or minus 3% for the different ones, but supply chain, compliance and traceability all generate basically the same margin. It comes from the framework of how this Company is built. It's not about all sorts of people and mid-level managers and what we call administrivia. It is one to many. In fact, Randy said this yesterday, is that nobody is constrained in our Company by budget. If somebody needs something and they can show what basically the return is, they get it. We have our own developers, our own managers, say I don't want any more people. I've got what I need. So, it comes from the culture too. I don't know if Randy wants to give any more color to that, but that's where it starts.

So, you're not going to see this rapid rise in expenses. Sure, we’re investing in the Wizard, we’re investing in marketing, but you're not going to see this rapid rise in expenses as we increase the top line. It doesn't matter where the revenue comes from; Randy calls them doors. You come in through compliance door, leads to traceability, come in through supply chain, that lead to traceability or compliance; and we are seeing it.

Randy Fields

Let me add a small amount of color to that. When we say that we are investing in, now fill in the blank, the Wizard or some other piece of automation, that doesn't mean that we've added people to do it. What it really means is we take our development team and we focus them on that area. What we've done that's uniquely powerful, and very few software companies can say this, is we have one large application for everything that we do. Literally, it's one piece of technology. It's not 4, 5, or 10 by application. It's one. Which means that all we’re really doing is, if you think of it as a car, we’re saying, okay well now let's tune the engine a little bit; okay, got that done, now let's do something with the transmission. We don't have multiple cars, which most software companies have. It gives us an enormous advantage in terms of how we go forward and our cost structure. All we’re really doing is refocusing the team on one thing or another.

So, that's why we have a fixed number of people in the business, tends not to go up very much at all, and our costs tend therefore to be relatively flat. There'll be small increments each year on the cash cost side of the business, but we’re really a fixed cost business for the most part.

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Thomas Forte

Okay; and then my second group of questions a little more industry-related. So, I know historically you've helped food retailers with their efforts to be in stock. Is there anything you can help them do today to manage the current shortage in eggs?

Randy Fields

Likely nothing, because that's being driven by a phenomenon over which people have little if any control. What you're reading is true. It's driven by whole flocks of animals having to be euthanized because one of the animals ends up getting sick. The bird flu problem is—it's been here now for years, and it's ubiquitous, it's almost everywhere. So, people end up running around chickens in hazmat suits and washing their vehicles with disinfectant to try and prevent the disease. It's a very, very difficult problem, not easily solved, and in truth there's not much we can do about it. In fact, there's essentially nothing, because you can have a flock that's just fine today, producing a million eggs a day, and tomorrow one of the birds is sick, and they end up destroying, euthanizing, the entire flock. It's a catastrophe for people in the business. So, what I do is probably see if I could get some quail. I’m sorry, I was just kidding. There is no workaround to this. There really isn't.

Thomas Forte

Okay. So that helped me understand that very well, and I appreciate that.

All right, so you talked a little in your prepared remarks about the implications of the second Trump term. I had a related question on that. So, for the second Trump term, is there an opportunity for you to help food retailers navigate tariffs?

Randy Fields

Well, the answer to that is, yes. In many cases, we are dealing with the supply chain, the whole supply chain for a retailer and for their suppliers. So, where we get connected to the whole of it, it makes it easier for us to do forecasting and ordering and that kind of thing, which is really the best protection. So, you're seeing, not in the case of food yet, but in many other commodities, people are forward-buying, to avoid tariffs. Well, that's great; what's going to happen in a few months is, you get that slowdown, and that slowdown reflects itself in prices, independent of the tariffs. So, we think this is—god, I’m going to sound like Powell. We think this is a relatively transient problem and that in some number of months the pain that's being inflicted and confusion will be over, but it's just going to be unpleasant for the next few months, probably through June, some number—some month like that, June or July.

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Thomas Forte

All right, so, two of my next questions should be my most fun ones. So, how should we think about the implications of RFK Junior leading Health & Human Services, and his efforts to reform food, and what that means for you?

Randy Fields

Well, there's no way of knowing. All we can do is to have a position, which is this. His primary interest appears to be what I would call, generally speaking, safety. Oh my God, how would you find a company that's more centered on this whole issue of food safety than us? We’re it. Now. Will he see—but let me start with some facts. So the first fact is,          from what he says, safety is his primary concern. Okay, we’re that. Now let's go on to do people know that. That's really more the key. It turns out, we've talked to lots of people in Congress, dozens of congressional offices, to find out kind of what they're thinking about food safety. Here it is: they all think that food is already tracked and traced. There's a stunning level of ignorance around the state of the industry. Almost everyone we talked to said, "Well yes, don't we do that already?” and we go “No, not even in the slightest.” Think oh my God.

So, it's going to take—let's talk about what could happen. It would take an act of Congress, a piece of legislation to stop and end traceability. Because it is the law. It's already the law, and it's already in the regulatory base. So, it would take literally a change in our legal structure, somebody would have to propose legislation, and that would have to get through Congress, to stop traceability. More likely would be a change in the appropriation process, where somebody says, “Well, let's tell the FDA they need to slow down enforcement of traceability.” We think that's the most likely course, that Congress will signal or actually tell the FDA, slow this down. It doesn't change the legal structure of traceability. People are still on the hook for it. It just changes the enforcement date that the FDA will apply to Rule 204. We've said for two years, that won't matter in a few years, because more and more companies have accepted traceability as inevitable, and they're just going to go ahead and do it. So, it creates a market force rather than a regulatory force.

So, I think, as we look at this, RFK could be a big thing for us. We doubt that it will be hurtful to us. It could in fact be helpful to us. Talking about food safety, talking about it, is beneficial to us, because it's the space in which we live. We've all seen an enormous number of recalls over the last year. That's true. Food isn’t becoming safer. If you look at the last Gallup poll, Americans think of food safety about the same way they think of approval of Congress. They really are worried about the safety of the food that they eat. Not the Kennedy idea of safety, like does it have Red Dye 40 in it. It's like, “Oh my God, is it just safe from the get-go?”

So I think bringing attention to the problem of food safety is for us a good thing. Hopefully, hopefully, they will slow this down, because you can't go from doing hundreds to thousands in days. It's not good for us, it’s not good for our customers. We would much rather see the whole thing spread out over a larger number of years. So we’re expecting a two-, maybe even a three-year relief, and that would be terribly beneficial for us, and our customers for that matter.

Thomas Forte

Okay. Boring one: so, current thoughts on capital allocation, dividends, buybacks and strategic M&A. It looks like in the quarter, you both redeemed preferred shares and bought back common shares in the same quarter.

Randy Fields

And increased dividend. We did all of it, and put more cash on the balance sheet.

There's no change to our capital allocation strategy. As John has said, we’re sort of opportunistic about it. We look at it quarterly and decide, where’s the best lever? Is the best lever to increase dividend? Is the best lever to do with stock buyback? What's the best lever? But in general, we still expect half the operating cash flow of the Company to go on the balance sheet, and ultimately the free cash due on the balance sheet, and then the rest somewhere between dividend and stock buyback. No change.

Thomas Forte

All right, so half and—all right.

This is the question I’ve starred as my favorite, and then I have one more after this, unless you inspire me to ask more. So all right. I'm 99-9 sure this has no impact on ReposiTrak, but Randy, I'd appreciate your thoughts on DeepSeek and any AI-related implications for ReposiTrak, including if you're ramping your own CapEx to do more with AI.

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Randy Fields

No impact at all. We've been doing AI things for years. The fact that everybody in the world is talking about it pretty much makes us want to shut up, because we’re not a follower. So, AI is part of what we do, it’ll be an increasing part of what we do, but we tend to do it relatively inexpensively, we don't do funny bots, that’s not where we put our AI dollars, it has nothing to do with our CapEx. It all falls within—as we've said, our CapEx, year to year, will typically be less than a million dollars. So, this will not change CapEx for us whatsoever.

Thomas Forte

Excellent. Last question then. So, where are we today in your efforts to work with restaurants? I think there’d be heightened interest on E.coli breakout or outbreak at McDonald's rather.

Randy Fields

Remember, they're not as lucrative for us as the grocery business, because they have fewer suppliers. So, I think we’re close to having our first few food distributors come on board that work with the restaurant and food industry as you would think about it, fast food, QSR, etc. So, we’re closer to bringing a few of those on. I'm not as bullish about that part of the business as I am the rest of what we do, just because of our business model.

Thomas Forte

All right so point of clarification there. So, it's not about the number of locations, times the number of suppliers, meaning if you had …

Randy Fields

No.

Thomas Forte

Okay. So the hub and spoke is truly the number of suppliers.

Randy Fields

It's hub—yes, exactly.

Thomas Forte

So a box (inaudible) retailer has a multiple suppliers versus …

Randy Fields

Yes, exactly. I mean, a typical grocery store, when you look through all of how they get their product, has, call it, at least a thousand suppliers, the corner grocery store ultimately has a thousand suppliers. If you look at a large chain, let's say one of the largest pizza chain, 200, and they have 6,000 locations. So, the fact of the matter is, for how we do what we do, where we are is a more lucrative place, for now.

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Thomas Forte

Okay. Thank you for indulging me. Congrats again for the quarter.

Randy Fields

Of course. Of course.

John Merrill

Thanks Tom.

Operator

Thank you. As a reminder, if anyone has any questions, you may press star, one on your telephone keypad to go ahead and join the queue to ask your question.

Ladies and gentlemen, this does conclude today's conference question-and-answer session. Therefore I'd like to turn the call back over to Chairman and CEO Randy Fields, for closing remarks.

Randy Fields

Well, thanks everybody for joining us, taking the time. I think if you said what's the most important take-away, it's that the book of business we have, the contracts we've got in our hot little hands, that’ll move through the revenue account in the second half of our year will pull the full year up to something between 10% and 20% year over year. So we’ll be kind of in the groove we like to be in. We feel really good about where we are. So hopefully all of us will have an opportunity to enjoy the stock benefit of that.

So. Thank you all, thanks for spending the time, talk to you soon.

Operator

Thank you, and this concludes today's conference, and you may disconnect your lines at this time. Thank you for your participation.

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